Exhibit 4.3

INOGEN, INC.

AMENDMENT NO. 2 TO NINTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

This Amendment No. 2 (this “Amendment”) to the Ninth Amended and Restated Investors’ Rights Agreement dated March 12, 2012, as amended (the “Rights Agreement”), is entered into effective as of December 10, 2018, by and among Inogen, Inc., a Delaware corporation (the “Company”), and certain of the Investors listed on Schedule A to the Rights Agreement.  Capitalized terms used in this Amendment that are not otherwise defined herein shall have the respective meanings assigned to them in the Rights Agreement.

WHEREAS, the Company and the Investors desire to amend the terms of the Rights Agreement as set forth below to extend the termination date for the registration rights contained in the Rights Agreement;

WHEREAS, pursuant to Section 3.6 of the Rights Agreement, any provision of the Rights Agreement may be amended by the written consent of (i) the Company, and (ii) the holders of at least two-thirds of the Registrable Securities (collectively, the “Requisite Parties”); and

WHEREAS, the parties hereto constitute the Requisite Parties.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the parties hereto agree as follows:

1.Amendment to Rights Agreement. Section 1.14 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“1.14Termination of Registration Rights.  No Holder shall be entitled to exercise any right provided for in this Section 1 after February 13, 2024; provided however that as to any Holder, such Holder shall not be entitled to registration rights during such earlier time at which such Holder can immediately sell all Registrable Securities held by such Holder under Rule 144 during any ninety (90) day period.”

2.Interpretation of Certain Terms; No Further Amendment. The words “this Agreement,” “herein,” “hereof” and other like words in the Rights Agreement from and after the effective time of this Amendment shall mean and include the Rights Agreement as amended.  Except as expressly provided in this Amendment, the terms and conditions of the Rights Agreement are and remain in full force and effect.

3.Governing Law.  This Amendment shall be governed in all respects by the internal laws of the State of California, without regard to principles of conflicts of law provisions of the State of California or any other state.

4.Facsimile and Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one instrument.  Executed signatures transmitted via facsimile and PDF will be accepted and considered duly executed.

[Signature page follows]

The parties have caused this Amendment No. 2 to the Ninth Amended and Restated Investors’ Rights Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

INOGEN, INC.

By:	/s/ Alison Bauerlein
Name:	Alison Bauerlein
Title:	CFO

[Signature page to Amendment No. 2 to Ninth Amended and Restated Investors’ Rights Agreement]

The parties have caused this Amendment No. 2 to the Ninth Amended and Restated Investors’ Rights Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

INVESTOR:

Novo A/S

By:	/s/ Peter Haahr
Print Name:	Peter Haahr
Title:	CFO

[Signature page to Amendment No. 2 to Ninth Amended and Restated Investors’ Rights Agreement]